Associated Automotive Group Incorporated
                           2600 South Federal Highway
                           Delray Beach, Florida 33483

                                                       Telephone (561) 279-8700
                                                       Telecopier (561) 243-2100

                                                       May 30, 2002

VIA EDGAR

United States Securities and
  Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention:  Lisa Beth Chessin, Office of Small Business Review

Re:         Associated Automotive Group Incorporated
            Registration Statement on Form S-3 File No. 333-85092

Ladies and Gentlemen:

         Pursuant to Rule 477(a) promulgated under the Securities Act of 1933, as amended, Associated Automotive Group Incorporated, a Florida corporation (the "Company"), hereby requests that the Securities and Exchange Commission (the "Commission") consent to the withdrawal of the Company's Registration Statement of Form S-3 (No. 333-85092).


                                                        Sincerely,

                                                        /s/ David Jacoby
                                                        ----------------
                                                        David Jacoby
                                                        Vice President

cc: Atlas Pearlman, P.A.